Exhibit 99.1

601 Poydras St., Suite 2400
New Orleans, LA 70130
NYSE: SPN
(504) 587-7374
Fax: (504) 362-1818

FOR FURTHER INFORMATION CONTACT:
David Dunlap, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, (504) 587-7374

Superior Energy Services, Inc. Reports Third Quarter 2010 Results
Earnings of $0.42 per Diluted Share on Record Revenue
from U.S. Land and International Market Areas
New Orleans, LA – October 27, 2010 – Superior Energy Services, Inc. (NYSE: SPN) today announced net income of $33.2 million, or $0.42 per diluted share, on revenue of $435.4 million for the third quarter of 2010.
These results compare with net income of $24.4 million, or $0.31 per diluted share, on revenue of $386.5 million for the third quarter of 2009, and net income of $24.1 million, or $0.30 per share, on revenue of $424.9 million in the second quarter of 2010. Results from the third quarter of 2009 include non-cash, pre-tax charges of $6.2 million related to the Company’s equity-method investments and results from the second quarter of 2010 include pre-tax management transition expenses of $16.4 million.
For the nine months ended September 30, 2010, the Company’s net income was $78.8 million, or $0.99 per diluted share, on revenue of $1,224.7 million, and adjusted net income was $89.3 million, or $1.12 per diluted share, after excluding pre-tax management transition expenses of $16.4 million. For the nine months ended September 30, 2009, the Company’s net income was $12.3 million, or $0.16 per diluted share, on revenue of $1,184.7 million.
David Dunlap, CEO of Superior, commented, “Our product line and geographic diversification once again benefitted our results. Strong sequential growth in U.S. domestic land activity for coiled tubing and drilling products and improved performance in the Marine segment largely offset the decline in Gulf of Mexico activity associated with the deepwater drilling moratorium and related slowdown in shallow water permitting.
“Non-Gulf of Mexico market areas generated a record $274 million in revenue, which represents a 17% sequential increase and a 67% increase year-over-year. Revenue from the domestic land market increased 31% sequentially and 121% year-over-year, as compared with increases in the average U.S. land drilling rig count of 10% sequentially and 76% year-over-year. International revenue increased 3% sequentially and 26% year-over-year, while Gulf of Mexico revenue decreased 16% sequentially and 27% year-over-year.

“We expect our 2010 earnings per share to be in a range of $1.52 to $1.56, which excludes the management transition expenses recorded in the second quarter. This implies a fourth quarter of 2010 earnings per share range of $0.40 to $0.44. Our prior 2010 earnings per share guidance range was $1.35 to $1.55.”
Geographic Breakdown
For the third quarter of 2010, Gulf of Mexico revenue was approximately $161.7 million, domestic land revenue was approximately $157.6 million, and international revenue was approximately $116.1 million. The domestic land and international revenues were record highs for a quarter.
Subsea and Well Enhancement Segment
Third quarter revenue for the Subsea and Well Enhancement Segment was $289.0 million, a 14% increase from the third quarter of 2009 and a 2% increase sequentially. Income from operations was $40.0 million, or 14% of segment revenue as compared with $31.6 million, or 12% of segment revenue, in the third quarter of 2009, and $43.9 million (adjusted for management transition expenses), or 15% of segment revenue in the second quarter of 2010.
Domestic land revenue in this segment increased 31% sequentially due to increased demand for coiled tubing, cased hole wireline, well control services and hydraulic workover and snubbing services. Gulf of Mexico revenue in this segment decreased 19% sequentially primarily due to a reduction in engineering and project management services and reduced revenue from the wreck removal project as work winds down. International revenue in this segment increased 4% sequentially due to increases in subsea and well control services.
Drilling Products and Services Segment
Third quarter revenue for the Drilling Products and Services Segment was $118.7 million, 18% higher year-over-year and 2% lower sequentially. Income from operations was $15.4 million, or 13% of segment revenue, as compared with $17.9 million, or 18% of segment revenue, in the third quarter of 2009, and $25.0 million (adjusted for management transition expenses), or 21% of segment revenue, in the second quarter of 2010. Domestic land revenue increased 31% sequentially primarily due to increased rentals of accommodations, specialty tubulars and stabilization equipment. International revenue was essentially unchanged from the prior quarter, while Gulf of Mexico revenue declined 29% sequentially due to the deepwater drilling moratorium which curtailed demand for drill pipe and specialty tubulars.
Marine Segment
Marine Segment revenue was $27.6 million, 12% lower year-over-year and 44% higher sequentially. Income from operations was $5.9 million, or 21% of segment revenue, as compared with income from operations of $5.1 million, or 16% of segment revenue, in the third quarter of 2009, and a loss of $4.4 million (adjusted for management transition expenses) in the second quarter of 2010.

Average fleet utilization was 88% as compared with 62% in both the third quarter of 2009 and in the second quarter of 2010. Utilization increased sequentially across almost all classes. The high utilization for the smaller liftboat classes is primarily due to Macondo oil spill response work. This segment also benefitted from a reduction in maintenance and repairs expenses as compared with the most recent quarter.
Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended September 30, 2010
($ actual)

		Average
Class	Liftboats	Dayrate	Utilization
145’-155’	6	$6,810	96.9%
160’-175’	8	8,807	89.3%
200’	5	10,717	80.7%
230’-245’	3	24,253	71.0%
250’	2	31,800	97.8%
265’[1]	2	—	—

[1]	Out of service for repairs during the quarter.
Conference Call Information
The Company will host a conference call at 10 a.m. Central Time on Thursday, October 28, 2010. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 480-629-9644. For those who cannot listen to the live call, a telephonic replay will be available through Thursday, November 4, 2010 and may be accessed by calling 303-590-3030 and using the pass code 4369171. An archive of the webcast will be available after the call for a period of 60 days on http://www.superiorenergy.com.
Superior Energy Services, Inc. serves the drilling and production-related needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2010 and 2009
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues	$435,353	$386,455	$1,224,720	$1,184,725

Cost of services (exclusive of items shown separately below)	232,308	215,674	661,276	635,407
Depreciation, depletion, amortization and accretion	56,805	52,720	162,152	153,566
General and administrative expenses	84,912	63,425	248,165	188,694
Reduction in value of assets	—	—	—	92,683

Income from operations	61,328	54,636	153,127	114,375

Other income (expense):
Interest expense, net	(12,456)	(12,320)	(39,174)	(37,328)
Earnings (losses) from equity-method investments, net	3,030	(4,161)	9,185	(21,331)
Reduction in value of equity-method investment	—	—	—	(36,486)

Income before income taxes	51,902	38,155	123,138	19,230

Income taxes	18,685	13,736	44,330	6,923

Net income	$33,217	$24,419	$78,808	$12,307

Basic earnings per share	$0.42	$0.31	$1.00	$0.16

Diluted earnings per share	$0.42	$0.31	$0.99	$0.16

Weighted average common shares used in computing earnings per share:
Basic	78,797	78,188	78,683	78,126

Diluted	79,722	78,812	79,573	78,684

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 2010 AND DECEMBER 31, 2009
(in thousands)

	9/30/2010	12/31/2009
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$47,381	$206,505
Accounts receivable, net	494,283	337,151
Income taxes receivable	—	12,674
Prepaid expenses	27,765	20,209
Other current assets	200,750	287,024

Total current assets	770,179	863,563

Property, plant and equipment, net	1,349,396	1,058,976
Goodwill	576,774	482,480
Notes receivable	84,965	—
Equity-method investments	61,812	60,677
Intangible and other long-term assets, net	99,309	50,969

Total assets	$2,942,435	$2,516,665

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$82,708	$63,466
Accrued expenses	180,620	133,602
Income taxes payable	24,386	—
Current portion of decommissioning liabilities	25,804	—
Deferred income taxes	29,704	30,501
Current maturities of long-term debt	810	810

Total current liabilities	344,032	228,379

Deferred income taxes	218,904	209,053
Decommissioning liabilities	116,116	—
Long-term debt, net	879,495	848,665
Other long-term liabilities	116,413	52,523

Total stockholders’ equity	1,267,475	1,178,045

Total liabilities and stockholders’ equity	$2,942,435	$2,516,665

Superior Energy Services, Inc. and Subsidiaries
Segment Highlights
Three months ended September 30, 2010, June 30, 2010 and September 30, 2009
(Unaudited)
(in thousands)

	Three months ended,
	September 30, 2010	June 30, 2010	September 30, 2009
Revenue
Subsea and Well Enhancement	$289,048	$284,352	$254,335
Drilling Products and Services	118,727	121,337	100,832
Marine	27,578	19,167	31,288

Total Revenues	$435,353	$424,856	$386,455

	September 30, 2010	June 30, 2010	September 30, 2009
Gross Profit (1)
Subsea and Well Enhancement	$118,231	$116,477	$94,098
Drilling Products and Services	72,659	77,578	64,621
Marine	12,155	885	12,062

Total Gross Profit	$203,045	$194,940	$170,781

	September 30, 2010	June 30, 2010 (2)	September 30, 2009
Income from Operations (as adjusted)
Subsea and Well Enhancement	$40,026	$43,856	$31,563
Drilling Products and Services	15,419	25,016	17,940
Marine	5,883	(4,364)	5,133

Total Income from Operations (as adjusted)	$61,328	$64,508	$54,636

(1)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.

(2)	Excludes management transition expenses of $16.4 million recorded in general and administrative expenses. Income from Operations is $48.1 million with the management transition expenses included.

NON-GAAP FINANCIAL INFORMATION
We report our financial results in conformity with U.S. generally accepted accounting principles (GAAP). However, the Company provides non-GAAP financial information because these adjustments are customarily excluded by analysts in published estimates and management believes, for purposes of comparability to financial performance in other periods and to evaluate the Company’s trends, that it is appropriate for these items to be excluded. Management uses this adjusted financial information to evaluate the Company’s operational trends and historical performance on a consistent basis. The adjusted financial information are not measures of financial performance under GAAP.
A reconciliation of these adjustments is below. In making any comparisons to other companies, investors need to be aware that the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Investors should pay close attention to the specific definition being used and to the reconciliation between such measures and the corresponding GAAP measures provided by each company under applicable SEC rules. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, or superior to, the Company’s reported results prepared in accordance with GAAP.
Non-GAAP Reconciliation Excluding Management Transition Expenses
For the three months ended June 30, 2010
(in thousands)

	Subsea and	Drilling
	Well	Products and		Consolidated
	Enhancement	Services	Marine	Total
Income (loss) from operations	$32,882	$20,334	$(5,104)	$48,112
Add:
Management transition expenses	10,974	4,682	740	16,396

Pre-tax income (loss) from operations as adjusted	$43,856	$25,016	$(4,364)	$64,508